Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF GOGORO INC.

Name of Subsidiary	Jurisdiction of Incorporation
Gogoro Taiwan Limited	Taiwan
Gogoro Taiwan Sales and Service Limited	Taiwan
Gogoro Network, Taiwan Branch	Taiwan